Filed Pursuant to Rule 424(b)(3)
Registration Statement No.
333-115317
333-115317-01

PROSPECTUS SUPPLEMENT NO. 2

(To Prospectus dated October 20, 2004)
$150,000,000

AMERICAN AXLE & MANUFACTURING HOLDINGS, INC.

2.00% SENIOR CONVERTIBLE NOTES DUE 2024
GUARANTEED BY AMERICAN AXLE & MANUFACTURING, INC.
AND
COMMON STOCK ISSUABLE UPON CONVERSION OF THE NOTES

       This prospectus supplement No. 2 supplements and amends the prospectus dated October 20, 2004 relating to $150,000,000 aggregate original principal amount of our 2.00% senior convertible notes due 2024 guaranteed by American Axle & Manufacturing, Inc. and shares of our common stock issuable upon conversion of the notes held by the selling securityholders

      The prospectus dated October 20, 2004, as amended and supplemented by this prospectus supplement No. 2 constitutes the prospectus required to be delivered by Section 5(b) of the Securities Act of 1933, as amended, with respect to offers and sales of the notes and the common stock issuable upon conversion of the notes.

      Investing in the notes and common stock involves risks. See “Risk Factors” beginning on page 7 of the prospectus.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

THE DATE OF THIS PROSPECTUS SUPPLEMENT IS MAY 19, 2005.

SELLING SECURITYHOLDERS

      The table beginning on page 44 of the prospectus sets forth information with respect to the selling securityholders and the respective amounts of notes beneficially owned by each selling securityholder that may be offered pursuant to the prospectus. The information in the table is superseded by the information appearing in the following table, which sets forth information as of May 19, 2005:

	Principal Amount
	of Notes		Number of Shares of	Percentage of
	Beneficially Owned	Percentage of	Common Stock That	Common Stock
Name of Selling Securityholder	That May Be Sold	Notes Outstanding	May Be Sold(1)	Outstanding(2)

American Investors Life Insurance Company(3)	$400,000.00	*	7,217	*
Advisory Convertible Arbitrage Fund (I) L.P.(4)	$1,300,000.00	*	23,455	*
Amerisure Mutual Insurance Company(5)	$485,000.00	*	8,750	*
AmerUs Life Insurance Company(3)	$5,300,000.00	3.53%	95,623	*
Arkansas PERS(6)	$555,000.00	*	10,013	*
ATSF — Transamerica Convertible Securities(7)	$10,500,000.00	7.00%	189,442	*
Bancroft Convertible Fund, Inc.(8)	$1,000,000.00	*	18,042	*
Bankers Life Insurance Company of New York(3)	$100,000.00	*	1,804	*
Black Diamond Convertible Offshore LDC(9)	$1,100,000.00	*	19,846	*
Black Diamond Offshore Ltd.(9)	$1,360,000.00	*	24,537	*
BTOP Multi-Strategy Master Portfolio Ltd.(10)	$400,000.00	*	7,217	*
Citadel Credit Trading Ltd.(11)	$2,560,000.00	1.71%	46,188	*
Citadel Equity Fund Ltd.(11)	$29,440,000.00	19.63%	531,159	1.05%
Citi JL, Ltd(12)	$62,000.00	*	1,119	*
CNH CA Master Account, L.P.(13)	$200,000.00	*	3,608	*
CODA-KHPE Convertible Portfolio(14)	$400,000.00	*	7,217	*
Common Fund Event Driven Co. Ltd(12)	$47,000.00	*	848	*
Convertible Securities Fund(15)	$40,000.00	*	722	*
Credit Suisse First Boston LLC(16)	$1,050,000.00	*	18,944	*
DBAG London(17)	$350,000.00	*	6,315	*
Dodeca Fund, L.P.(3)	$965,000.00	*	17,411	*
Double Black Diamond Offshore LDC(9)	$7,320,000.00	4.88%	132,068	*
Dreyfus Premier High Income Fund(18)	$500,000.00	*	9,021	*
Ellsworth Convertible Growth and Income Fund, Inc.(8)	$1,000,000.00	*	18,042	*
Fidelity Financial Trust: Fidelity Convertible Securities Fund(19)	$17,200,000.00	11.47%	310,324	*
Gartmore Convertible Fund(14)	$300,000.00	*	5,413	*
HFR CA Select Fund(20)	$1,000,000.00	*	18,042	*
IDEX — Transamerica Convertible Securities Fund(7)	$5,250,000.00	3.50%	94,721	*
Indianapolis Life Insurance Company(3)	$16,200,000.00	10.80%	292,282	*

	Principal Amount
	of Notes		Number of Shares of	Percentage of
	Beneficially Owned	Percentage of	Common Stock That	Common Stock
Name of Selling Securityholder	That May Be Sold	Notes Outstanding	May Be Sold(1)	Outstanding(2)

Inflective Convertible Opportunity Fund I, L.P.(3)	$35,000.00	*	631	*
Jefferies & Company, Inc.(21)	$100,000.00	*	1,084	*
JMG Capital Partners L.P.(22)	$750,000.00	*	13,532	*
JMG Triton Offshore Fund, LTD(23)	$750,000.00	*	13,532	*
KBC Financial Products USA Inc.(24)	$2,000.00	*	36	*
Levco Alternative Fund, Ltd(12)	$2,249,000.00	1.50%	40,577	*
Lighthouse Multi-Strategy Master Fund LP(25)	$5,000.00	*	90	*
Louisiana CCRF(6)	$40,000.00	*	722	*
Lyxor/JLC Fund, Ltd(12)	$165,000.00	*	2,977	*
Lyxor/Quest Fund Ltd.(25)	$25,000.00	*	451	*
Managers Convertible Securities — Convertible Securities Fund(26)	$200,000.00	*	3,608	*
Man Convertible Bond Master Fund, Ltd.(27)	$1,891,000.00	1.26%	34,118	*
Microsoft Corporation(28)	$1,850,000.00	1.23%	33,378	*
Nations Convertible Securities Fund(29)	$6,210,000.00	4.14%	112,041	*
New York City Employees’ Retirement System(18)	$750,000.00	*	13,532	*
New York City Police Pension Fund(18)	$500,000.00	*	9,021	*
Nicholas Applegate Capital Management U.S. Investment Grade Convertible Mutual Fund(5)	$15,000.00	*	271	*
NMIC Gartmore/ CODA Convertible Portfolio(14)	$2,500,000.00	1.67%	45,105	*
Northwestern Mutual Life Insurance Company(30)	$4,000,000.00	2.67%	72,168	*
Pension Reserves Investment Trust(18)	$500,000.00	*	9,021	*
Purchase Associates, L.P.(12)	$291,000.00	*	5,250	*
Purchase Associates II, L.P.(12)	$186,000.00	*	3,356	*
Putnam Convertible Income-Growth Trust(31)	$3,900,000.00	2.60%	70,364	*
Pyramid Equity Strategies Fund(10)	$100,000.00	*	1,804	*
Quest Global Convertible Fund Ltd.(25)	$70,000.00	*	1,263	*
San Diego County Employee Retirement Association(20)	$2,500,000.00	1.67%	45,105	*
St. Thomas Trading, Ltd.(27)	$3,109,000.00	2.07%	56,093	*
Standard Fire Insurance Company(32)	$56,000.00	*	1,010	*
Stonebridge Life Insurance(7)	$1,000,000.00	*	18,042	*
Teachers Retirement System for the City of New York(18)	$750,000.00	*	13,532	*
Transamerica Insurance Company of Iowa(7)	$500,000.00	*	9,021	*
Transamerica Life Insurance and Annuities Co.(7)	$9,750,000.00	6.50%	175,910	*
The Animi Master Fund, Ltd.(33)	$500,000.00	*	9,021	*

	Principal Amount
	of Notes		Number of Shares of	Percentage of
	Beneficially Owned	Percentage of	Common Stock That	Common Stock
Name of Selling Securityholder	That May Be Sold	Notes Outstanding	May Be Sold(1)	Outstanding(2)

The Travelers Indemnity Company(32)	$56,000.00	*	1,010	*
Thrivent Financial For Lutherans(34)	$700,000.00	*	12,629	*
Travelers Casualty Insurance Company of America(32)	$69,000.00	*	1,245	*
Tribeca Investments Ltd.(35)	$3,650,000.00	2.43%	65,854	*
UBS AG London(36)	$1,000,000.00	*	18,042	*
Van Eck WW Absolute Return Fund(14)	$100,000.00	*	1,804	*
Wachovia Capital Markets LLC(37)	$500,000.00	*	9,021	*
Wyeth Retirement Plan — U.S. Master Trust(18)	$150,000.00	*	2,706	*
Worldwide Transactions Limited(9)	$220,000.00	*	3,969	*
Zazove Convertible Arbitrage Fund, L.P.(38)	$3,000,000.00	2.00%	54,126	*
Zazove Hedged Convertible Fund, L.P.(38)	$2,650,000.00	1.77%	47,812	*
Zazove Income Fund, L.P.(38)	$1,500,000.00	1.00%	27,063	*
Zurich Institutional Benchmarks Master Fund Ltd.(20)	$1,400,000.00	*	25,259	*
Total**	$150,000,000.00	100.00%	2,706,135	5.33%

*	Less than 1%.

**	The sum of the listed principal amount of notes beneficially owned by selling securityholders is actually more than $150,000,000 because certain of the selling securityholders may have transferred notes pursuant to Rule 144A or otherwise reduced their position prior to selling pursuant to this prospectus, and as a result we have received beneficial ownership information from additional selling securityholders. The maximum principal amount of notes that may be sold under this prospectus will not exceed $150,000,000.

(1)	Assumes conversion of all of the holder’s notes at a conversion rate of 18.0421 shares of common stock per $1,000 principal amount of the notes. However, this conversion rate will be subject to adjustment as described under “Description of Notes — Conversion Rights.” As a result, the amount of common stock is issuable upon conversion of the notes may increase or decrease in the future.

(2)	Calculated based on 50,742,613 shares of common stock outstanding as of April 25, 2005. In calculating these percentages for each holder of notes, we also treated as outstanding that number of shares of common stock issuable upon conversion of that holder’s notes. However, we did not assume the conversion of any other holder’s notes.

(3)	Thomas J. Ray, President and Chief Investment Officer of Inflective Asset Management, LLC, has power to direct the voting and disposition of the securities held by the selling securityholders.

(4)	The managing member of Advisory Convertible Arbitrage Fund (I) L.P. is Advisory Capital Strategies Group, Inc. Advisory Capital Strategies Group, Inc. is majority owned by American Express Management Group, Inc., which is a part of American Express Company, a publicly-held company. John Everhart, Vice President and Portfolio Manager has power to direct the voting and disposition of the securities held by the selling securityholder.

(5)	Nicholas-Applegate Capital Management (“Nicholas-Applegate”) is the investment advisor and has power to direct the voting and disposition of securities held by the selling securityholders. Horacio Valeiras is the chief investment officer of Nicholas-Applegate and has oversight authority over all portfolio managers at Nicholas-Applegate.

(6)	Ann Houlihan has power to direct the voting and disposition of securities held by the selling securityholders.

(7)	Kirk Kim has power to direct the voting and disposition of securities held by the selling securityholders.

(8)	Bancroft Convertible Fund, Inc. is a registered investment company that is publicly held. Gary Levine, Chief Financial Officer, has power to direct the voting and disposition of securities held by the selling securityholders.

(9)	Carlson Capital, L.P. is the investment advisor to the selling securityholders. Clint D. Carlson has power to direct voting and disposition of securities held by the selling securityholders.

(10)	Deutsche Bank Trust Company Americas has power to direct the voting and disposition of securities held by the selling securityholders. The controlling shareholder of Deutsche Bank Trust Company Americas is Eric Lobben.

(11)	Citadel Limited Partnership is the trading manager and has power to direct the voting and disposition of the securities held by selling securityholders. Kenneth C. Griffin indirectly controls Citadel Limited Partnership and therefore has ultimate investment discretion.

(12)	John A. Levin and Co. Inc. or its wholly owned subsidiary, Levco GP, Inc. has sole or shared power to direct the voting and disposition of the securities held by the selling securityholders. John A. Levin and Co. Inc. is a wholly owned subsidiary of BKF Capital Group, a publicly held company and is traded on the New York Stock Exchange. Henry Levin is Senior Portfolio Manager.

(13)	CNH Partners, LLC is the investment advisor and has power to direct the voting and disposition of the securities held by CNH CA Master Account, L.P. The investment principals of CNH Partners, LLC are Robert Krail, Mark Mitchell, and Todd Pulvino.

(14)	Jerry O’Grady, Managing Director and Portfolio Manager of CODA Capital Management has power to direct the voting and disposition of securities held by the selling securityholders.

(15)	Sandy Norseworthy has power to direct the voting and disposition of the securities held by Convertible Securities Fund.

(16)	Jeffrey Andrewski, Vice President, has power to direct the voting and disposition of securities for the Credit Suisse First Boston LLC.

(17)	Deutsche Bank Securities Inc. has power to direct the voting and disposition of securities held by DBAG London. The controlling shareholder of Deutsche Bank Securities Inc. is Dan Azzi.

(18)	Shenkman Capital Management, Inc. is the investment advisor for the selling securityholder and has power to direct the voting and disposition of securities for the selling securityholder. Frank X. Whitley is Executive Vice President of Shenkman Capital Management, Inc.

(19)	Edward C. Johnson III has power to direct the voting and disposition of securities held by Fidelity Financial Trust: Fidelity Convertible Securities Fund.

(20)	Gene T. Prelti has power to direct the voting and disposition of securities held by the selling securityholders.

(21)	Walter Hall, Vice President, has power to direct the voting and disposition of securities held by Jefferies & Company, Inc.

(22)	The general partner and manager of JMG Capital Partners L.P. is JMG Capital Management LLC (the “Manager”). The Manager has voting and dispositive power over JMG Capital Partners’ investments. The equity interests of the Manager are owned by JMG Capital Management, Inc. Jonathan Glaser is the Executive Officer and Director of JMG Capital Management, Inc. and has sole investment discretion over JMG Capital Partners’ portfolio holdings.

(23)	Pacific Assets Management LLC (the “Manager”) is the investment manager for JMG Triton Offshore Fund, Ltd. (the “Fund”) and has voting and dispositive power over the Fund’s investments. The equity interests in the Manager are owned by Pacific Capital Management, Inc. (“Pacific”) and Asset Alliance Holding Corp. The equity interests of Pacific are owned by Roger Richter, Jonathan Glaser and Daniel David. Roger Richter and Jonathan Glaser have sole investment discretion over the Fund’s portfolio holdings.

(24)	KBC Financial Products USA Inc. exercises voting and investment control over any shares of common stock issuable upon conversion of the Notes owned by KBC Financial Products USA Inc. Luke Edwards, Managing Director, exercises voting and investment control on behalf of KBC Financial Products USA Inc.

(25)	Frank Campana, Chief Investment Officer, has power to direct the voting and disposition of securities held by the selling securityholders.

(26)	Leo J. Dierckman, Portfolio Manager, has power to direct the voting and disposition of securities held by Managers Convertible Securities — Convertible Securities Fund.

(27)	Marin Capital Partners, LP is the investment advisor and has power to direct the voting and disposition of securities held by the selling securityholders. The principals of Marin Capital Partners, LP are John Null and J.T. Hansen.

(28)	Oaktree Capital Management LLC is the investment manager and has power to direct the voting and disposition of the securities for the selling securityholder. Lawrence Keele is a principal of Oaktree and is the portfolio manager for the selling securityholder.

(29)	Lorraine Young has power to direct voting and disposition of securities held by Nations Convertible Securities Fund.

(30)	Northwestern Investment Management Company, LLC (“NIMC”) is the investment advisors to the selling securityholder with respect to the securities. Jerome R. Baier is a portfolio manager for NIMC and manages the portfolio that holds the securities.

(31)	David L. King, Portfolio Manager, has power to direct voting and disposition of securities held by Putnam Convertible Income-Growth Trust.

(32)	Robert McIlrath has power to direct voting and disposition of securities held by the selling securityholders.

(33)	Ken McKenzie, Portfolio Manager, has power to direct the voting and disposition of securities held by the selling securityholders.

(34)	John Pickening, Portfolio Manager, has the power to direct the voting and disposition of securities held by Thrivent Financial for Lutherans.

(35)	Stephen Qiam, Managing Director, has power to direct voting and disposition of securities held by Tribeca Investments Ltd.

(36)	Allison Halliwell has power to direct the voting and disposition of securities held by UBS AG London.

(37)	Eric Grant, Portfolio Manager, has power to direct voting and disposition of securities held by Wachovia Capital Markets LLC.

(38)	John Zerweck, Portfolio Manager, has power to direct voting and disposition of securities held by the selling securityholders.